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                                                                   Exhibit 10.57

                          LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement (the "Agreement") is entered into as of November 12,2002, by and between Shaklee Corporation, a Delaware corporation, with its principal place of business at 4747 Willow Road, Pleasanton, California 94588 ("Shaklee") and Senetek PLC, a company formed and existing under the laws of the United Kingdom, with its principal place of business at 620 Airpark Road, Napa, California 94558 ("Senetek").

                                    RECITALS

Whereas, Senetek has patents covering the use of kinetin compound in skin care and cosmetic products and is the owner of related technology; and

Whereas, Senetek is the owner of the formula and technology for a product known as Eye Gel (Product #42-440); and

Whereas, Shaklee wishes to be granted the right to incorporate kinetin compound in certain of its skin care products and to have Senetek supply kinetin compound for such purpose; and

Whereas, in addition to formulating kinetin-based products into Shaklee formulations, Shaklee wishes to license Senetek's formula for Eye Gel and to have Senetek manufacture this Product for Shaklee;

Now, therefore, in consideration of the mutual promises, covenants and conditions set forth in this Agreement, Shaklee and Senetek agree as follows:

1.  DEFINITIONS.

          a. Affiliate. The term "Affiliate" shall mean, with respect to any person or entity, any person or entity controlling, controlled by, or under common control of or with such person or entity. Control shall mean the ownership or control, directly or indirectly of fifty percent (50%) or more of the voting stock of the company or the ability to control, through whatever means, the governing body of such entity.

          b. Authorized Channel. The term "Authorized Channel" means the multi-level marketing channels, catalog sales, and the Internet.

          c. Kinetin. The term "kinetin" shall mean the cytokinin compound described by the international identifier CAS #525-79-1.

          d. Cost. The term "Cost" means Senetek's cost of supplying kinetin compound and transferring the kinetin technology to Shaklee, including Senetek's cost of direct labor of employees while directly employed in the supplying of kinetin compound and transfer of kinetin technology; direct materials and components, calculated direct energy, utilities and other charges incurred directly in the manufacture and supply of kinetin and transfer of kinetin technology.

          e.   Eye Gel. The term "Eye Gel" means Senetek Product #42-440.

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          f.   Products. The term "Products" shall mean those Products
               manufactured for or by Shaklee and/or sold by Shaklee to which kinetin will be added per the conditions of this Agreement. This Agreement explicitly includes the following Products;
                  Enfuselle Time Repair AM SPF 15 (Shaklee Product)
                  Enfuselle C + E Repair PM (Shaklee Product)

          g. Future Products. The term "Future Products" shall mean any additional kinetin-based products which are jointly envisioned by Shaklee and Senetek and which may be added to this Agreement via an Addendum for each new product on a case-by-case basis.

          h. Finished Products. The term "Finished Products" shall mean Shaklee Products manufactured to include the compound, kinetin.

          i. Patent. The term "Patent" shall mean the Senetek patents (set forth in Schedule A) relating to the proprietary kinetin-based compositions and related technology sold by Senetek under the U.S. brand name, Kinetin.

          j. Technology. The term "Technology" means all valuable data and information, including without limitation the formula, specifications, clinical study data, and safety information, which are necessary or useful for the manufacture of the Finished Products.

          k.   Territory. The term "Territory" means all countries of the world.

2.  TERM OF AGREEMENT.

The term of this Agreement shall be five (5) years from the date set forth above, unless it is terminated earlier by either Party for default or other event giving rise to a right of termination as described in Section 13, below.

3.  GRANT OF LICENSE.

          a. Senetek hereby grants to Shaklee a nonexclusive license under the Patents held by Senetek to incorporate kinetin compound in the range of [***] as an ingredient in the Finished Products, and a nonexclusive license to use and sell the Finished Products within the Authorized Channel in the Territory. Senetek also grants to Shaklee an exclusive license to the Eye Gel (Senetek product #42-440) within the Authorized Channel in the Territory.

          b. Transfer of Technology. Senetek shall furnish Shaklee with one copy of all Technology, including but not limited to know how, [***], clinical testing data, process sheets, raw material and process specifications, formulas, manuals, and other writings and any software with respect to the Eye Gel and incorporation of kinetin in the Products, which may reasonably be required by Shaklee to manufacture, package, and commercialize the Finished Products and Eye Gel.

          c.   Patent Enforceability. In consideration of the benefits of this
               Section 3, Shaklee, for itself and its Affiliates, successors and permitted assigns and sub- licensees, irrevocably acknowledges, admits and concedes that (i) all rights, title and interest in the Patent is owned by Senetek and its Affiliates, (ii) all claims of the Patent as well as all claims that are narrower in scope than the claims of the Patent are valid and enforceable, and (iii) all claims of any patent that may issue from any application whose subject matter in whole or in part is entitled to the benefit

          *** Confidential portions of this materials have been omitted
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               of the filing date(s) of the Patent (including, without
               limitation, continuations, continuations-in-part, divisional patents, reexaminations, renewals, extensions, reissues, and foreign counterparts) that are equal to or narrower in scope than the claims of the Patent are valid and enforceable. Shaklee, for itself and its Affiliates, successors and permitted assigns and sub-licensees, does also forever relinquish and waive all rights to dispute said ownership, validity and enforceability in any proceeding of any nature, covenants that it and they will not assert, either affirmatively or defensively, in any proceeding of any nature, any matter inconsistent with said ownership, validity and enforceability, agrees and acknowledges that the foregoing shall act as a complete defense and bar to any proceeding of any nature challenging such ownership, validity and enforceability or any of them, and consents to the entry of temporary and permanent injunctions to bar any breach or threatened breach of any of the foregoing, without the filing on behalf of Senetek of any bond or other security.

          d. Promotion of the Products. Shaklee agrees that in marketing and selling Finished Products it shall not advertise the concentration of kinetin in the Product(s) nor will it make any comparative claims of product benefit to those kinetin-containing products of Senetek or other Senetek licensees, the current list of licensees being identified in Exhibit B, hereto attached. In addition, with regard to statements of product benefit and/or safety that relate to the kinetin ingredient, Shaklee will submit to Senetek the text of such statements for Senetek prior approval, and such approval by Senetek will not be unreasonably withheld or delayed. Shaklee may include in packaging, labeling and/or promotional materials for the Finished Products and/or Eye Gel that they contain kinetin and may also include the following or a similar statement presented in a manner consistent with industry practice: "Manufactured and sold under license from Senetek". Shaklee may further include the Senetek patent numbers relevant to the kinetin technology as described in this Agreement.

          e. Other Rights. It is expressly understood that this Agreement grants no rights to Shaklee with respect to any intellectual property or confidential information of Senetek except those express rights set forth in Section 3.

4.  SUPPLY OF THE KINETIN.

          a. Senetek covenants that the kinetin compound supplied to Shaklee pursuant hereto shall be manufactured in accordance with all relevant legal and regulatory requirements, that the manufacturer of such compound shall conduct all appropriate quality control and related testing to insure that the compound is fit for use in human skin care products. Senetek shall provide to Shaklee upon request and at no cost to Shaklee, with respect to each manufacturing batch of kinetin, proof of ingredients used in the manufacture of the kinetin with a certificate of analysis for such compound. Upon reasonable notice, Senetek shall permit representatives of Shaklee to observe all quality control testing and inspect all quality control documentation related to the kinetin supplied by Senetek to Shaklee. Senetek further covenants that such kinetin compound meets the current Senetek specifications [***].

          b. Skin permeation testing for each new kinetin-based Product will be conducted under the supervision and with the established methods of Senetek (to ensure that the kinetin active material is properly delivered to the skin). Shaklee will pay for the skin permeation testing as it applies to the Shaklee formulations (i.e., Enfuselle Time Repair AM SPF 15 and Enfuselle C+E Repair
               PM), and Senetek will pay for skin permeation testing as it applies to the Eye Gel.

          *** Confidential portions of this materials have been omitted
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          c.   Senetek will supply the kinetin compound to Shaklee in accordance with Shaklee Purchase Orders, which shall set forth the quantity and delivery terms, within ninety days of receipt of Shaklee's Purchase Order. Senetek shall ensure that the kinetin is properly packed and marked for shipping and routed in accordance with Shaklee's Purchase Order. Shipping terms shall be F.O.B.
               Senetek's shipping dock, with freight paid by Shaklee collect. In the event of any conflict between the terms of a Shaklee Purchase Order and this Agreement, the terms of this Agreement shall govern, unless otherwise expressly agreed to in writing and signed by both parties.

          d. If the kinetin or any portion thereof delivered by Senetek to Shaklee is defective in any respect at point of delivery to Shaklee's carrier, Shaklee may retain all or any portion of the kinetin delivered and return the balance of the defective kinetin to Senetek at Senetek's sole expense. Shaklee may require, at its option, that Senetek replace any kinetin that Shaklee is entitled to reject or grant a refund or credit to Shaklee in lieu thereof. Shaklee shall provide notice of rejection of defective kinetin to Senetek within 90 days of receipt of the kinetin. Acceptance of the kinetin shall be subject to revocation upon later discovery of any latent defect in the kinetin at the point of delivery to Shaklee's carrier. In the event of a dispute as to whether the kinetin is defective, samples of the production lot(s) in dispute shall be sent to a testing laboratory mutually agreed to by Senetek and Shaklee, whose findings shall be binding on the Parties. The cost of such testing shall be borne by the Party whose position is not upheld by the testing laboratory. The final decision whether to release a production lot of Finished Product shall remain with Shaklee. In the case that Senetek provides bulk Eye Gel product to Shaklee, Shaklee will prepare the final packaging and will decide whether to release a production lot of the final Eye Gel finished product. In the case whereby Senetek manufactures the Eye Gel complete with final packaging, the decision to release production lots of Eye Gel will remain with Senetek (based on mutually agreed upon specifications for the Eye
               Gel).

5.  MANUFACTURING OF EYE GEL BY SENETEK.

Senetek will provide manufactured Eye Gel containing kinetin to Shaklee for the price of [***] per unit based on a lot size of [***] units; these units will be bulk packed and either shipped to Shaklee for final packaging, or, if requested by Shaklee, placed into final packaging at Senetek's manufacturer (the cost of such final packaging will be borne by Shaklee). The manufacturing costs detailed in this Section 5 are in addition to the Royalty payments indicated in
Section 8.

6.  COMPLIANCE WITH LAWS.

Shaklee and Senetek shall comply with all laws, regulations, ordinances, orders, injunctions, decrees and requirements applicable to the manufacturing, packaging, storage, shipment and export of all products manufactured pursuant to the license granted herein, and to its marketing and sale of such products. Without limiting the foregoing, Shaklee shall manufacture the Finished Products and Senetek shall manufacture the Eye Gel in full compliance with all applicable good manufacturing practices requirements for the Territory, shall conduct appropriate stability testing of such products, shall maintain and implement appropriate quality control and quality assurance procedures for all raw materials and components, whether produced internally or supplied by vendors, and all bulks, work in process and finished goods, shall package, label and advertise such products marketed and sold by it in accordance with all applicable legal requirements and in a manner not infringing or violating any intellectual property or trade rights of third persons, and obtain and maintain all marketing approvals, registrations or other permits necessary for the lawful manufacture, packaging, storage, shipment and export, and for its marketing and sale of such products, in the Authorized Channel within the Territory.

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7.  RECALLS.

In the event any Product(s) manufactured and/or sold by Shaklee pursuant to this Agreement must be recalled from distribution by reason of failure to meet any requirements of law or otherwise, Shaklee shall have the sole responsibility to conduct the activities necessary for such a recall, with the reasonable assistance of Senetek to the extent necessary and requested. The costs of such recall shall be borne by Senetek if arising from the supply of defective Eye Gel and otherwise by Shaklee.

8.  ROYALTY AND PAYMENT.

          a. Shaklee shall pay to Senetek a royalty for each unit of the Finished Products and/or the Eye Gel sold by Shaklee, as follows:

                    U.S. [***] per unit for each unit sold by Shaklee in any calendar year up to [***] units;

                    U.S. [***] per unit for each unit sold by Shaklee in any calendar year in excess of [***] up to and including [***]; and

                    U.S. [***] per unit for each unit sold by Shaklee in any calendar year in excess of [***] units.

          b. Senetek further agrees in consideration of work conducted by Shaklee on the formulation of kinetin-based formulations, to provide a one-time credit to Shaklee of [***] per unit for the first [***] units sold by Shaklee under this Agreement.

          c. Senetek shall supply Shaklee with Kinetin compound at Senetek's Cost, which is currently at [***] per kilogram.

          d. Senetek shall transfer the kinetin Technology necessary for Shaklee to manufacture and/or commercialize the Finished Products at Senetek's Cost.

          e. Senetek shall invoice Shaklee for the Cost of the kinetin compound supplied, and Shaklee shall pay such invoices within thirty (30) days of receipt.

          f. Within thirty (30) days after the end of each calendar quarter, Shaklee shall send to Senetek a written accounting reporting the number of units of Finished Products and Eye Gel sold during such calendar quarter and, at the same time, shall pay the royalty set forth in subsection (a) above. A handling charge of 1.5% per month shall be assessed on any payments more than thirty (30) days past due.

9.  RECORDS/INFRINGEMENT/RECOVERY.

          a. Books and Records. Shaklee shall maintain books and records in accordance with generally accepted accounting and good manufacturing practices standards reflecting all amounts included in its calculation of royalty payable pursuant to Section 8, and shall provide Senetek reasonable access, with at least (10) days prior notice and at times not unreasonably disruptive of Shaklee's operations, to conduct audits thereof. No more than one such audit shall be conducted during any twelve (12) month period unless an audit documents a

          *** Confidential portions of this materials have been omitted
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               deficiency in royalties due of more than ten (10) percent, in which event audits may be conducted semi-annually thereafter until such audits fail to document such a deficiency. Shaklee shall pay a handling charge of one-and-one-half (1-1/2) percent per month on the amount of any deficiency in royalties paid determined as a result of any such audit. The costs of any such audit shall be borne by Senetek unless such audit documents a deficiency of more than ten (10) percent, in which case such costs shall be reimbursed by Shaklee.

          b. Notification of Infringement. During the Term, each party shall promptly advise the other in writing of any infringement, imitation or act by third parties inconsistent with the ownership of and rights of Senetek to the Patent or any act of unfair competition by third parties with respect to the Finished Products or the Eye Gel (any of the foregoing shall be referred to as an "infringement") wherever and whenever such infringement or act shall come to the attention of such party. If such infringement occurs within the Territory, Senetek shall promptly take such commercially reasonable action as is required to restrain such infringement or otherwise enforce its rights and Shaklee shall cooperate fully with the Senetek in such action and, if so requested, shall join with Senetek as a party to any appropriate legal proceedings for such purpose. Senetek shall bear all expenses in connection with the foregoing. In the event that within a reasonable time after Senetek becomes aware of such infringement within the Territory, Senetek fails to take appropriate and diligent action with respect to such infringement, Shaklee shall have the right, to the extent permitted by law, to institute an action for infringement at its own expense, and in its own name, or in the name of any of its Affiliates and the right to enforce and collect any judgment thereon, subject to the following paragraph.

          c. Recovery. Any recovery by either party as a result of any claim, demand, litigation or other action contemplated by clause b. above or any settlement thereof shall first be used to reimburse each party for the reasonable costs of the action borne by such party (or, if the recovery is less than the aggregate costs of such action, shall be distributed between the parties in proportion to the costs of the action borne by each of the parties), with the remaining amount, if any, to be paid to Senetek.

10. INSURANCE/RISK OF LOSS/INDEMNIFICATION.

          a. Insurance. During the term of this Agreement, Senetek and Shaklee shall each maintain at their own cost and expense, commercial general liability insurance including coverage for products/completed operations with annual limits of liability in an amount not less than [***] per occurrence, [***] general aggregate; and [***] products/completed operations aggregate, and Shaklee shall maintain at its own cost and expense insurance of not less than [***] per occurrence, [***] aggregate, covering the selling price value of Finished Products and the Eye Gel in its possession or control, in each case with an insurance company having a current A.M. Best rating of B+ or better. The insurance of each Party shall name the other Party as an additional insured under the Broad Form Vendor Endorsement. The insurance shall be primary to and non-contributory with any insurance maintained by the other Party.

          b. Interruption. During the term of this Agreement Senetek shall notify Shaklee in writing within 24 hours, or as soon as practicable, of a major business interruption and/or a natural catastrophe that may prevent or delay the delivery of kinetin substance or Eye Gel to Shaklee, and Shaklee shall notify Senetek in writing within 24 hours, or as soon as practicable, of a major business interruption and/or a natural catastrophe that may prevent or delay the receipt of kinetin compound or Eye Gel from Senetek.

          *** Confidential portions of this materials have been omitted
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          c.   Loss. All risk of loss or damage to the kinetin compound from any cause whatsoever shall be borne by Senetek until delivery of the kinetin compound to, and receipt of the shipment by, Shaklee's carrier.

          d. Indemnification by Senetek. Senetek shall indemnify Shaklee, defend and hold Shaklee and Shaklee's officers, directors, employees and agents harmless from any and all liability, damage, loss, costs or expenses, including reasonable attorneys' fees, resulting from claims made by any person in connection with the use of the kinetin compound, Eye Gel, and/or Finished Products to the extent such claims arise out of the negligence, willful misconduct of, or breach of any of the terms of this Agreement by, of Senetek.

          e. Indemnification by Shaklee. Shaklee shall indemnify Senetek, defend and hold Senetek's and Senetek's officers, directors, employees and agents harmless from any and all liability, damage, loss, costs or expenses, including reasonable attorneys' fees, resulting from claims made by any person in connection with the use of the kinetin compound, Eye Gel, and/or the Finished Products to the extent such claims arise out of the negligence, willful misconduct of, or breach of any of the terms of this Agreement by, of Shaklee.

          f. Consequential Damages. Except for claims that include consequential damages paid to persons that are not Affiliates of an indemnified party, neither Party shall be liable to the other for consequential damages, lost profits, injury to reputation, or similar claims. Except for claims by third parties, and except as provided in Section 7 above relating to Recalls, under no circumstances shall Senetek or its Affiliates have any liability arising from this Agreement in excess of the highest aggregate amount paid to Senetek by Shaklee over the course of any two contract year periods.

11. WARRANTY.

Senetek warrants that the kinetin compound and Eye Gel supplied to Shaklee pursuant to this Agreement, at the time it is delivered to and accepted by Shaklee's carrier, will (i) be free from defects in manufacturing and materials;
(ii) shall not be adulterated under the meaning of the Federal Food, Drug, and Cosmetic Act; (iii) shall be manufactured and packaged in a manner which complies with applicable Food and Drug Administration regulations; and (iv) shall be fit for use in human skin care products. Senetek further warrants that the Eye Gel product has been clinically tested for safety and is fit for use as a human skin care product. In addition, Shaklee warrants that the Finished Products and the Eye Gel, at the time that they are sold by Shaklee or its Affiliates, will, (i) conform to the warranties set forth in the preceding sentence and (ii) shall be manufactured and packaged in a manner which complies with the all regulatory requirements applicable in each respective country of sale.

12. CONFIDENTIALITY.

Senetek and Shaklee have entered into a Mutual Nondisclosure Agreement ("MNDA ") effective July 17, 2002, incorporated herein by reference. The provisions of such MNDA shall apply to this Agreement and shall remain in full force and effect during the Term of this Agreement and shall survive the expiration or termination of this Agreement for a period of five (5) years after such expiration or termination regardless of any expiration or termination provision of such MNDA.

13. TERMINATION.

          a. This Agreement may be terminated immediately by either Party in the case of a material

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               breach by the other Party of anyone or more of the terms of this
               Agreement which is not remedied within thirty (30) days after receipt by the breaching party of written notice of the breach as sent by the terminating Party, or if such breach cannot reasonably be cured within such thirty (30) day period, if the breaching party has failed to commence such cure within such period and diligently prosecute such cure to completion within a reasonable time thereafter;

          b. This Agreement may also be terminated immediately by either Party if the other Party files a petition in bankruptcy or a petition in bankruptcy is filed against the other Party which is not vacated within sixty (60) days or the other Party becomes insolvent or makes an assignment for the benefit of creditors or any arrangement pursuant to any bankruptcy law;

          c. This Agreement may be terminated by Shaklee for any or no reason, with or without cause, upon giving at least ninety (90) days prior written notice. Notwithstanding Shaklee's termination of the Agreement, it shall be responsible for payment and take delivery of any kinetin compound under a Shaklee Purchase Order in effect as of the date of notice of termination. Shaklee shall not be responsible for any other charges or damages in the event of termination pursuant to this paragraph.

14. FORCE MAJEURE.

Neither Party shall be liable for delay or failure in the performance of any of its obligations under this Agreement if and to the extent such delay or failure is due to circumstances beyond the reasonable control of such Party, including but not limited to fires, floods, explosions, accidents, acts of God, war, riot, strike, lockout or other concerted acts of workers, acts of government and shortages of materials; provided, however, that the party claiming that "force majeure" has affected its performance shall give notice to the other party within ten (10) days of becoming aware of the occurrence of force majeure, giving full particulars of the cause or event and the date of first occurrence thereof, and provided, further, that no force majeure event shall affect Shaklee's obligation to make timely payment of the cost of kinetin compound supplied by Senetek or of the royalties due on sales of Finished Products. The Party claiming force majeure shall use its best efforts to eliminate or prevent the cause so as to continue performing its obligations under this Agreement.

15. NOTICES.

Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by sending such notice properly addressed to the other Party's address shown below by prepaid registered or certified mail, return receipt requested, or by overnight delivery service by the U.S. Post Office or private carrier. All such notices shall be deemed given when received:

If to Shaklee:    Shaklee Corporation
                  1992 Alpine Way
                  Hayward, CA 94545
                  Attn: Jim Greene, Vice President, Product Development

                  With a copy to:
                  Shaklee Corporation
                  4747 Willow Road
                  Pleasanton, CA 94588
                  Attn: Marjorie L. Fine, Esq., General Counsel

If to Senetek:    Senetek PLC

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                  620 Airpark Road Napa, CA 94558
                  Attn: [***]

16. INVENTIONS AND DISCOVERIES.

If during the Term of and/or as a direct result of this Agreement, either Shaklee employees or agents or Senetek employees or agents conceive and/or reduce to practice a discovery or invention, ownership of such discovery or inventions shall be apportioned as follows:

          a. If it relates to Senetek's proprietary materials or technology, and does not materially relate to Shaklee's proprietary materials or technology, it will be owned by Senetek.

          b. If it relates to Shaklee's proprietary materials or technology, and does not materially relate to Senetek's proprietary materials or technology, it will be owned by Shaklee.

          c. If it materially relates to both Senetek's proprietary materials or technology and to Shaklee's proprietary materials or technology, the parties agree to negotiate in good faith for the ownership, rights, use, reduction to practice and commercialization of the new technology, the details of which will contained in a development agreement between the parties. Both parties further agree that prior to a joint agreement covering such new technology, neither party will pursue the patenting, development or commercialization of such new technology without the express written permission of the other party.

Each party agrees to assign to the other all rights to all such inventions or discoveries, consistent with the above-identified ownership rights, in the Territory. Should Senetek or Shaklee decide to apply for patent protection on any of such discoveries or inventions relating to materials, composition or methods of use (as described and allocated immediately above), each party agrees to assist the other, at the other's reasonable expense, to obtain patent protection and to assign the patents to the other, including executing any documents required. In the case of solely-owned inventions or discoveries, the party that owns such inventions or discoveries shall, at its own expense, have the right to apply for such patent protection and to prosecute applications for patents through attorneys and agents of its own choosing.

17. ADDITIONAL PROVISIONS.

          a. No Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld. Irrespective of the foregoing, either Party may assign this Agreement to an Affiliate in the event of a non-bankruptcy related internal reorganization of the corporate structure without the consent of the other Party.

          b. Enforceability. The Parties hereto agree that this Agreement shall be legally binding upon them and their respective legal representatives, successors and assigns.

          c. Entire Agreement. Except as provided in paragraph 12 of this Agreement, this Agreement contains the entire understanding of the Parties relating to the subject matter hereof, and supersedes all prior discussions and agreements between them, including but not limited to a Master Supply Agreement of November 6, 2001 between Technica Consumer Health, a division of Shaklee Corporation, and Senetek, which is hereby cancelled. This Agreement may be modified only by an instrument in writing signed by both Parties.

          d. Governing Law. This Agreement shall be governed by and interpreted in accordance with the

          *** Confidential portions of this materials have been omitted and filed separately with the Securities and Exchange Commission laws of the State of California.

          e. Waiver. A waiver of any term or condition of this Agreement in anyone instance shall not be deemed to continue to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof.

          f. Announcements. The parties will issue an agreed upon press release upon the execution of this Agreement. Except for such release and except as may otherwise be required by law or the listing rules of any exchange on which either party's securities may be listed or quoted, for which the releasing party shall provide prior notice to the other party and the opportunity to comment on any required disclosure, neither party will disclose the terms of this Agreement to any other person; provided that each party may make such disclosure of the terms of this Agreement to its employees and agents as is necessary to permit such party to perform its obligations under this Agreement; provided that any such employee or agent agrees to maintain the confidentiality of this Agreement; and provided that at either party may make such disclosures of the terms of this Agreement as are necessary to enter into license and other agreements that do not conflict with the terms of this Agreement. Shaklee acknowledges that this Agreement may be deemed to be a "material contract" as that term is defined by Item 601(b)(l0) of Regulation S-K, and that Senetek may therefore be required to file such document as an exhibit to reports or registration statements filed under the United States Securities Act or Securities Exchange Act, provided that Senetek shall redact commercial terms and file for confidential treatment to the extent permitted by applicable rules of the United States Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties hereto have read and executed this Agreement as of the day and year first above written.

SENETEK PLC                                   SHAKLEE CORPORATION


By:                                           By:
/s/ J. Michael Delmage                        /s/ James A. Greene
----------------------------                  ------------------------------
J. Michael Delmage                            James A. Greene
Chief Technology Officer                      Vice President, R&D
Senetek, PLC                                  Shaklee Corporation